Exhibit 5.1

Mandelbaum Salsburg P. C.

570 Lexington Avenue

New York, New York 10022

September 13, 2021

USA Equites Corp

901 Northpoint Parkway

Suite 302

West Palm Beach, FL 33407

Re:	USA Equities Corp
Registration Statement on Form S-1

Board of Directors:

We have acted as counsel for USA Equities Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,907,938 shares of common stock (the “Shares”) offered for resale by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission on September 3, 2021, as amended.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Certificate of Incorporation, as amended, and the Company’s Bylaws, each as currently in effect, the Securities Purchase Agreement between the Company and Mercer Street Global Opportunity Fund, LLC, the Original Issue Discount Secured Convertible Promissory Note (the “Convertible Note”) upon conversion of which the Company may issue up to 1,860,000 of the Shares (the “Conversion Shares”), and the Common Stock Purchase Warrant (the “Mercer Warrant”) upon exercise of which the Company may issue up to 930,000 of the Shares (the “Mercer Warrant Shares”); the Placement Agent Agreement between the Company and Carter, Terry & Company pursuant to which an aggregate of 28,089 of the Shares (the “Placement Agent Shares”) are to be issued to certain of the Selling Stockholders; the Common Stock Purchase Warrant Agreements between the Company and Juan Escobar, dated March 16, 2021, and May 17, 2021 (the “Escobar Warrants”), and the Common Stock Purchase Warrant Agreement between the Company and Carlos Santos dated June 17, 2021 (the “Santos Warrant), pursuant to which an aggregate of 81,793 of the Shares (the “Investor Warrant Shares”) are to be issued to certain of the Selling Stockholders; and the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents (except we have not assumed due execution and delivery by the Company of any such documents).

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Placement Agent Shares have been validly issued, fully paid and are non-assessable, (ii) the Conversion Shares have been duly authorized for issuance by the Company and, when issued and sold and delivered by the Company upon valid conversion of the Convertible Note in accordance with the terms thereof, and receipt of the conversion price therefor, will be validly issued, fully-paid and non-assessable, (iii) the Mercer Warrant Shares have been duly authorized for issuance by the Company and, when issued and sold and delivered by the Company against receipt of the purchase price therefor upon valid exercise of the Mercer Warrant in accordance with the terms thereof, will be validly issued, fully-paid and non-assessable and (iv) the Investor Warrant Shares have been duly authorized for issuance by the Company and, when issued and sold and delivered by the Company against receipt of the purchase price therefor upon valid exercise of the Escobar Warrants and Santos Warrants in accordance with the terms thereof, will be validly issued, fully-paid and non-assessable.

We are attorneys licensed to practice in the State of New York and are familiar with the General Corporation Law of the State of Delaware (“the “DGCL”). Our opinion is limited to the laws of the State of New York, the DGCL, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, New York law and the federal laws of the United States of America to the extent referred to specifically herein. We express no opinion herein as to any other laws, statutes, regulations or ordinances. We have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Mandelbaum Salsburg P. C.